Exhibit 99.1

UFP Technologies Announces Q1 2017 Results, Doubles Net Income

NEWBURYPORT, Mass., May 03, 2017 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq:UFPT), an innovative designer and custom converter of foams, plastics, composites, and natural fiber materials, today reported net income of $2.2 million or $0.30 per diluted common share outstanding for its first quarter ended March 31, 2017, doubling net income of $1.1 million or $0.15 per diluted common share outstanding for the same period in 2016.  Sales for the first quarter were $37.1 million compared to 2016 first quarter sales of $34.5 million.

“I am very pleased with our first quarter results and strong start to the year,” said R. Jeffrey Bailly, Chairman & CEO.  “Sales increased 7.4%, fueled by continued strength in the medical market and an uptick in military/aerospace orders. Net income and earnings per share both doubled as well.”

“Our gross margins also rose significantly,” Bailly added. “This is due to several factors, including selective price increases, changes in our business mix, and continuous improvement efforts on the factory floor.  We’ve worked hard to increase operating efficiency and streamline our manufacturing processes. From installing new cutting-edge equipment to optimizing cell layouts and workflows, this has been a top priority across the Company, and we are now reaping the benefits of these initiatives.”

“In addition, we are making excellent progress in attracting top talent to fill key roles, and in identifying strategic acquisition candidates that we believe will increase our value to customers and help accelerate growth,” said Bailly. “Overall, we remain confident in our strategy and very excited about our future.”

UFP Technologies is an innovative designer and custom converter of foams, plastics, and natural fiber materials, principally serving the medical, automotive, consumer, electronics, industrial, and aerospace and defense markets. The UFP team acts as an extension of its customers’ in-house research, engineering, and manufacturing groups, working closely with them to solve their most complex product and packaging challenges.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements about the Company’s prospects, statements about the Company’s acquisition strategies and opportunities, statements regarding new hires and anticipated trends in the different markets in which the Company competes, anticipated advantages relating to the Company’s decisions to consolidate its facilities and the expected cost savings and efficiencies associated therewith, anticipated advantages and the timing associated with requalification and relocation of parts, anticipated advantages of maintaining fewer, larger plants, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, statements about the Company’s entry into new contracts, and the timing and anticipated advantages associated therewith, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales and earnings or sales and earnings growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks and uncertainties associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, risks and uncertainties associated with hiring new employees and expected advantages associated therewith, risks and uncertainties associated with plant closures and expected efficiencies from consolidating manufacturing, risks that the Company may not be able to finalize anticipated new customer contracts, risks associated with the implementation of new production equipment and requalification or recertification of transferred equipment, in a timely, cost-efficient manner, risks that any benefits from such new or transferred equipment may be delayed or not fully realized, or that the Company may be unable to fully utilize its expected production capacity, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the Securities and Exchange Commission (“SEC”).  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
(in thousands, except per share data)

	Three Months Ended
	March 31,
	(Unaudited)
	2017	2016
Net sales	$37,053	$34,503
Cost of sales	27,537	26,776
Gross profit	9,516	7,727
SG&A	6,316	5,904
Restructuring costs	-	123
Gain on sale of fixed assets	(5)	(4)
Operating income	3,205	1,704
Interest income, net	(28)	(11)
Income before income taxes	3,233	1,715
Income taxes	1,062	640
Net income from consolidated operations	$2,171	$1,075

Net income per share outstanding	$0.30	$0.15
Net income per diluted share outstanding	$0.30	$0.15

Weighted average shares outstanding	7,216	7,173
Weighted average diluted shares outstanding	7,297	7,253

Consolidated Condensed Balance Sheets
(in thousands)

	March 31,	December 31,
	2017	2016
	(Unaudited)
Assets:
Cash	$33,755	$31,359
Receivables	21,923	21,249
Inventories	14,411	14,151
Other current assets	2,869	3,088
Net property, plant, and equipment	49,056	48,516
Other assets	9,505	9,571
Total assets	$131,519	$127,934
Liabilities and equity:
Short-term debt	$600	$856
Accounts payable	5,907	4,002
Other current liabilities	4,084	4,698
Other liabilities	5,523	5,325
Total liabilities	16,114	14,881
Total equity	115,405	113,053
Total liabilities and stockholders' equity	$131,519	$127,934

www.ufpt.com
Contact: Ron Lataille
978-234-0926